SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2017

ROCKY MOUNTAIN HIGH BRANDS, INC.

(Exact name of the registrant as specified in its charter)

Nevada	000-55609	90-0895673
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9101 LBJ Freeway, Suite 200; Dallas, TX	75243
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 800-260-9062

______________________________________________________

(Former name or address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective June 30, 2017, our Founder and Chairman of the Board, Jerry Grisaffi, announced his retirement from active service to the company. There was no known disagreement with Mr. Grisaffi regarding our operations, policies, or practices.

Following Mr. Grisaffi’s retirement, the Board of Directors appointed Gerry David, a current Director of the company, to serve as our new Chairman of the Board.

Gerry David joined our Board of Directors on May 11, 2017. Mr. David is currently the CEO of Gerry David & Associates LLC, where he provides guidance and knowledge to start-up, turnaround and fast growth companies. From October 2011 through March 2017, he was CEO and President of Celsius Holdings, where he led the turnaround of a public global beverage company. From July 2008 through November 2011, he was Executive Vice President of Oragenics Inc., a public biotech company, where he created the consumer products group. From April 2006 through July 2008, he was President and COO of VAXA International, a leader in the natural products industry. From April 2005 through April 2006, he was COO of Cyberwize.com, where he was responsible for day to day operations, including marketing, IT, warehousing, fulfillment, customer service, product development, and human resources and compliance. His earlier experience includes serving as President and COO of Vitarich Labs, a contract private label manufacturer of nutriceuticals; COO of a direct marketing company, Oxyfresh Worldwide; COO of Life Science Technologies; Executive Vice President International of Home Shopping Network Direct; Director Eastern Operations for Sequent Computer; Director Business Development for GTE Data Services; and President of Hospitality Systems Inc.

Concurrent with his appointment as Chairman of the Board, Mr. David was granted immediately vested options to purchase 13,000,000 shares of our common stock at a price of $0.035 per share, exercisable for two years.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

ROCKY MOUNTAIN HIGH BRANDS, INC.

Date: June 29, 2017

By: /s/ Michael R. Welch

Michael R. Welch

President and Chief Executive Officer

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